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EXHIBIT 99(3)

OPERATING AGREEMENT
OF
BALCO HOLDINGS, LLC

    The undersigned Fulcrum Growth Partners L.L.C. ("Fulcrum") and McCarthy Group, Inc. ("MGI") each MGI and Fulcrum being each "a Member" and collectively "the Members" all being the Members of BalCo Holdings, LLC, a Delaware limited liability company (the "Company") formed and will operate a limited liability company according to the Delaware Limited Liability Company Act as it may be enacted and amended from time to time (the "Act"), hereby adopt this Operating Agreement as of April 20, 2001.

    1.  Name.  The name of the Company shall be "BalCo Holdings, LLC."

    2.  Principal Place of Business, Registered Agent.

    The address of the principal place of business of the Company is 1125 South 103 Street, Omaha, Nebraska 68124 or such other address as the Members shall from time to time determine.

    The name and address of the initial registered agent of the Company in the State of Delaware is Corporation Service Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Members may change the registered agent at any time.

    3.  Purpose.  The purposes for which the Company has been organized are for:

      A.  engaging in any lawful act or activity that may be taken by, and exercising any powers permitted to, limited liability companies organized under the Act that are incidental to and necessary or desirable for the accomplishment of the above-mentioned purposes; and

      B.  entering into and performing obligations pursuant to agreements necessary or desirable to effectuate the foregoing.

    The Company is authorized to engage in any and all acts necessary, advisable or incidental to the conduct of its business and may engage in any other business or activity which may be lawfully conducted by limited liability companies organized under the Act.

    4.  Powers.  The Company shall have any and all powers enumerated in the Act.

    5.  Duration.  The period of duration of the Company shall be perpetual.

    6.  Members.

      A.  The Members of the Company, and the amount of capital contribution each Member has made or has agreed to make to the Company (the "Capital Commitments") are set forth in Schedule A hereto. Additional Members may be admitted to the Company only with the affirmative vote of the Members representing a majority of the total Capital commitments.

      B.  Management of the Company shall be vested in the Members in proportion to their Capital Commitments. The affirmative vote of Members representing a majority of the total Capital Commitments shall constitute the act of the Members.

      C.  No Member shall have any authority to enter into any agreement or contract for any debt or other obligation on behalf of the Company, except as specifically authorized by the Manager. No Member may take any action in contravention of this Operating Agreement or which would make it impossible to carry on the ordinary business of the Company.

    7.  Management by Manager.

      A.  The management of the business and affairs of the company shall be vested in a Manager who may exercise all such powers and do all such lawful acts allowed under the act.

      B.  McCarthy Group, Inc. or its designated affiliate is hereby appointed as the Manager of the Company and shall hold office until a successor is appointed by the affirmative vote of the Members representing a majority of the total Capital commitments.

    8.  Limited Liability of Members.

      A.  Except as may be otherwise provided under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

      B.  Notwithstanding paragraph A. of this Section 8, a Member shall be liable to the Company for the difference between the contributions to capital of the Member that have been actually made by such Member and such Member's Capital Commitment set forth in Schedule A hereto. The Company may compromise or waive any such liability upon the written approval of the Manager. Each Member acknowledges and agrees that, notwithstanding any such waiver or compromise, such waiver or compromise shall not affect the right of a creditor of the Company to enforce the liabilities of such Member to the Company if such creditor extended credit or had a claim that arose before the Certificate of Formation was amended to reflect such waiver or compromise or was cancelled. In addition, a Member who has rightfully received the return of all or part of such Member's capital contribution will, nevertheless, be liable to the Company for any sum, not in excess of the returned capital with interest thereon, necessary to discharge the Company's liability to all creditors of the Company who extended credit or whose claims arose before such return of capital for a period of three (3) years from the date of distribution.

      C.  A Member shall hold as trustee for the Company (i) specific property stated in this Agreement as contributed by such Member, but which was not contributed or which has been wrongfully or erroneously returned to such Member; and (ii) money or other property paid or conveyed to such Member on account of such Member's contributions to capital.

    9.  Contributions to Capital.

      A.  The contributions to capital of a Member to the Company shall consist of cash. Each Member has agreed to make a contribution to the capital of the Company in the amount of such Member's Capital Commitment set forth in Schedule A hereto. This Agreement shall be amended from time to time as necessary to reflect (i) additional contributions of capital made by, or agreed to be made by, Members, (ii) permitted withdrawals of capital and redemption of Units, (iii) the admission of new Members to the Company and (iv) the withdrawal of Members from the Company. No Member shall be obligated to contribute any amount to the capital of the Company in excess of such Member's Capital Commitment as set forth in Exhibit A. Each Member acknowledges and understands that any additional capital which is voluntarily contributed to the Company may however reduce the non-contributing Member's respective percentage of ownership

      B.  No Member shall have any priority over any other Member as to the return of capital contributions or distributions. A Member shall not be entitled to receive out of the property of the Company any part of the Member's contribution to capital unless (i) all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains unencumbered property in the Company sufficient to pay all such liabilities, (ii) all other Members have consented thereto or the return of the contribution to capital may be rightfully demanded under the Act and (iii) the Certificate of Formation are amended so as to reflect the withdrawal of capital or are cancelled. Without the prior written consent of all Members of the Company, a Member, irrespective of the nature of the Member's contribution, has only the right to demand and receive cash in return for the Member's contribution to capital.

    10.  Members' Capital Accounts.  A capital account shall be maintained and adjusted for each Member in accordance with generally accepted accounting principles. The capital account of each Member shall be credited with the Member's contributions to capital and such Member's share of Company profits, and there shall be charged against the capital account of each Member such Member's share of all cash distributions and Company losses and any permitted withdrawals of capital. Any person who acquires the interest of a Member from another Member shall have a capital account with respect to such interest equal to the capital account of the Member from which such interest was acquired.

    11.  Profits, Losses and Cash Distributions.

      A.  The Company's profits and losses shall be determined in accordance with accounting principles as the Manager shall determine is in the best interest of the Company.

      B.  All profits and losses of the Company shall be allocated to the Members as determined by the Manager and in proportion to the Capital Commitments of the respective Members; provided, however, that if any Member has a negative capital account balance at the time any profits are to be allocated, such profits will be first allocated to such Member to the extent of such negative capital account balance.

      C.  Cash distributions may be declared by the affirmative vote of the Members representing a majority of the total Capital commitments at any meeting of the Members, provided that cash distributions may be made only to the extent that, after giving effect to the distribution, the fair value of the assets of the Company exceeds all liabilities of the Company (other than liabilities to Members on account of their capital contributions) on the date the cash distribution is declared. All cash distributions shall be paid to Members in proportion to their respective Capital Commitments on the date such cash distribution is declared or on such other record date as the Members shall establish for the determination of Members who are entitled to receive such distribution.

      D.  Members shall have no right to receive cash distributions unless and until declared by a majority, by percentage ownership, of the Members. Upon declaration of a cash distribution, a Member shall have the status of a creditor of the Company with respect to such distribution and is entitled to all remedies available thereto.

      E.  Members shall not receive salaries or compensation from the Company solely in their capacities as Members and shall not be paid interest on their capital contributions.

    12.  Admission of New Members.  Manager of the Company may admit new Members from time to time upon the affirmative vote of the Members representing a majority of the total Capital commitments.

    13.  Transferability of Member Interests.

      A.  No Member may sell, transfer, assign, pledge or in any other manner whatsoever alienate such Member's interest in the Company without the prior written consent of the Manager.

      B.  In the event of the death, adjudication of incompetency, dissolution or bankruptcy of any Member, and provided that the remaining Members vote to continue the business thereof as provided in Section 13 hereof, the successor-in-interest of the former Member shall not be entitled to become a Member unless it is admitted as a new Member pursuant to Section 12.

    14.  Dissolution, Liquidation and Termination.

      A.  The Company shall be dissolved and its affairs shall be wound up by the Manager upon the occurrence of any of the following events:

         (i) the expiration of the period fixed for the duration of the Company;

        (ii) the affirmative vote of the Members representing a majority of the total Capital commitments to dissolve the Company by delivery of a written request to dissolve to each of the other Members; or

        (iii) any event causing a dissolution under the laws of the State of Delaware.

    The affairs of a member can not force the dissolution of the Company.

      B.  Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company are distributed as herein provided and Articles of Dissolution are filed by the Company as provided by the Act. Notwithstanding a dissolution of the Company, the business of the Company will continue to be governed by the terms of this Agreement at all times prior to the termination of the Company.

      C.  Upon the dissolution of the Company, the Manager shall cause the assets of the Company to be distributed as follows:

         (i) to creditors, other than Members who are creditors, in satisfaction of liabilities of the Company;

        (ii) to Members who are creditors of the Company in satisfaction of the liabilities of the Company; and

        (iii) to the Members, to the extent of the positive balances of their respective capital accounts as of the time of the distribution (after any adjustment to reflect a deemed allocation of profits or losses from in-kind distribution of the Company's assets, if any) and then in proportion to their respective Capital Commitments.

  Notwithstanding the foregoing, after the payment of liabilities owing to the creditors of the Company, the affirmative vote of the Members representing a majority of the total Capital commitments may require the Members to set aside as a reserve such amount as it deems to be reasonably necessary for any contingent or unforeseen liability or obligation of the Company. At such time as the affirmative vote of the Members representing a majority of the total Capital commitments shall determine, any such amount shall be distributed as set forth above.

      D.  Upon dissolution of the Company and the distribution of its assets as set forth above, the Members shall cause Articles of Dissolution to be filed in accordance with the Act. The Members shall have the power and authority to make, execute, acknowledge and file all documents required to effectuate the dissolution and termination of the Company.

    15.  Books and Records, Accounting and Reports.

      A.  The Manager shall, at all times during the term of the Company, maintain full and accurate books of account in which shall be entered all the transactions of the Company. The books of account shall be kept at the principal office of the Manager and shall be open to reasonable inspection and examination by the Members and their duly authorized representatives during normal business hours subject to the conditions provided for in such Section of the Act.

      B.  The books of the Company shall be kept according to such method of accounting as the Members shall determine to be in the best interests of the Company.

      C.  Within one hundred twenty (120) days after the expiration of each fiscal year, the Company shall deliver financial statements of the Company for such fiscal year to each Member. In addition, the Company shall deliver to each Member such tax information relating to the Company as shall be necessary for the preparation by such Members' federal income tax returns for such year.

    16.  Fiscal Year.  The fiscal year of the Company shall be the calendar year.

    17.  Indemnity.  The Company shall indemnify and hold harmless every Member of the Company, as well as the heirs, executors, administrators, successors or assigns of such persons, for all expenses actually and reasonably incurred or liability incurred by such persons in connection with the defense of any claim, suit or proceeding, civil or criminal, in which such persons may be made a party by reason of being or having been a Member of the Company, except in relation to matters as to which such persons shall be finally adjudged in such claim, action, suit or proceeding to be guilty of fraud, gross negligence or willful misconduct. In the event of a settlement of such claim, action, suit or proceeding, such payment or indemnification shall be provided only in connection with such matters covered by the settlement which the Company has approved after being advised by counsel that the persons to be indemnified were not guilty of such fraud, gross negligence or willful misconduct. The foregoing right of indemnification shall not exclude other rights to which such persons may be entitled. The Company may obtain insurance against any liability for which it has agreed to indemnify the Members.

    18.  Binding Effect.  This Agreement and all of the terms and provisions hereof shall be binding upon the Members, new Members who subsequently execute this Agreement and their respective legal representatives, heirs, successors and assigns.

    19.  Notices.  All notices or other communications under this Agreement shall be in writing and shall be considered properly given if sent by national overnight delivery service or mailed by registered or certified United States Mail, postage prepaid, addressed in care of the respective Members at their last-known address. Each Member agrees to promptly notify the Manager in writing of a change of such Member's address, and, upon receipt of such notice by the Manager, the change of address shall be effective. When notice is required to be given to a Member of the Company, a waiver in writing signed by the person or persons to which the notice is to be given, whether before or after the time stated therein, is equivalent to the giving of notice.

    20.  Applicable Law.  This Agreement and the rights of the Members thereunder shall be construed and interpreted under the laws of the State of Delaware, without giving effect to its choice of laws provisions.

    21.  Validity.  In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, such holding shall not affect in any manner the validity of the other provisions. The titles of the Sections of this Agreement are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

    22.  Amendments.  Amendments to this Agreement may be adopted only with the affirmative vote of the Members representing a majority of the total Capital commitments. Each Member agrees to promptly execute such amendments or other documents appropriate to reflect such amendments under the laws of the State of Delaware.

    23.  Entire Agreement.  This Agreement sets forth all, and is intended by all parties to be an integration of all, promises, agreements and understandings among the parties hereto with respect to the Company, and no other promises, agreements or understandings, whether written or oral, expressed or implied, with respect thereto shall have any force or effect whatsoever.

    IN WITNESS WHEREOF, this Operating Agreement is executed by each of the parties hereto as of the date set forth above.

FULCRUM GROWTH PARTNERS, L.L.C., Member
By	McCarthy Group, Inc., Its Managing Member
By	/s/ MICHAEL R. MCCARTHY
Name	Michael R. McCarthy
Title	Chairman
MCCARTHY GROUP, INC., Member
By	/s/ MICHAEL R. MCCARTHY
Name	Michael R. McCarthy
Title	Chairman

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OPERATING AGREEMENT OF BALCO HOLDINGS, LLC